Exhibit (a)(1)(D)
PRICEWATERHOUSECOOPERS
Moderator: Charlie Wheeler
Confirmation # 1034324

PRICEWATERHOUSECOOPERS
Moderator: Charlie Wheeler
Operator: Good day, ladies and gentlemen, and welcome to the PricewaterhouseCoopers LAM Research stock option tender offer Webcast.
I’d now like to turn the call over to Mr. Charlie Wheeler. Please go ahead, sir.
Charlie Wheeler: Thank you. Hello and welcome to the LAM Research stock option tender offer. We appreciate your attendance and we ask you to pay close attention for several reasons. During this Webcast, we will discuss with you the potential that you hold stock options from LAM that are subject to a new code section for federal and California tax purposes. If so, then these options are subject to adverse tax consequences applicable to you. Furthermore, which is the purpose of this Webcast, LAM is extending you the opportunity to participate in this tender offer to fix your options to exempt them from this new Code Section 409A and avoid the harsh, personal, financial tax issues.
In this Webcast, we will highlight the current tax issues associated with some of your LAM stock options that are subject to Code Section 409A. We will give you illustrations of those tax consequences. We will also explain to you how you can participate in this tender offer, what it means to you and the extent to which fixing your stock options can avoid these adverse federal and California tax consequences.

PRICEWATERHOUSECOOPERS
Moderator: Charlie Wheeler
Confirmation # 1034324

One thing that is important to note is that this tender offer is voluntary. If you do not participate, you will not have the opportunity to fix your stock options that are subject to Code Section 409A.
One key date, which we will emphasize to you on several occasions, is that your submission to participate in this tender offer must be received by Thursday, May 1 at 11:59 Eastern time. Submissions to participate in this tender offer received after that date and time would not be acknowledged and you will not participate in this tender offer.
It’s important that we tell you a bit about this tender offer and provide you with an explanation of why this Webcast is being presented. First, LAM cannot provide you with income tax advice, due to company policy. As a result, LAM has engaged PricewaterhouseCoopers to provide you with this employee education and Webcast introduction. In addition, PricewaterhouseCoopers will provide you the opportunity, after this Webcast, to contact us, ask questions that you may have and receive follow-up answers. It’s important to observe, however, that our advice to you will be general in nature and cannot address specific, personal tax issues. Accordingly, we strongly suggest that you consult your personal tax advisor and other professional representatives.
The Internal Revenue Service has required us to specifically tell you that this presentation and underlying documents were not intended or written to be used and they cannot be used for the purpose of avoiding U.S. federal, state or local tax penalties.
With this as background, let’s address why this Webcast is being presented and why LAM is making this tender offer available to you. The reason is that California and federal legislatures have enacted a new code tax section. It’s called Code Section 409A for federal purposes and Code Section 409A for California purposes. These code sections provide very adverse tax consequences to an individual who holds a LAM stock option subject to Code Section 409A and

PRICEWATERHOUSECOOPERS
Moderator: Charlie Wheeler
Confirmation # 1034324

who does not participate in this tender offer and fix those options. As noted, those adverse tax consequences may be avoided only by participating in this tender offer.
Let’s provide you with just a bit of background about these new code sections 409A so that you can understand them, because this background will be relevant later on and will help you understand how we identify which of your LAM stock options are subject to Code Sections 409A.
Code Section 409A was enacted by Congress in 2004. California, as we’ve noted, adopted a virtually identical code section applicable for California purposes. These code sections have very complex requirements that apply to deferred compensation in individuals who receive deferred compensation. Individuals who receive deferred compensation that does not comply with this complex set of rules is subject to adverse tax consequences. We will describe these consequences to you in a bit and we will also give you illustrations.
Stock options may be subject to 409A if the options were issued at a discount. What does a discount mean? A discount means that by comparing the exercise price of the stock option to the fair market value of land stock on the date the option was granted to you, the exercise price is below the stock price on that date. Again, the test is determined by comparing the exercise price to the fair market value of the stock on the date of grant. LAM, generally speaking, issues only stock options to employees with an exercise price equal to the fair market value of stock on the date of grant.
For that reason, LAM generally does not issue discounted stock options. However, in the recent past, LAM was required to review the grant of some of its stock options and determine whether the stock option should be considered for financial accounting purposes on a date other than the grant date. This was called a financial accounting remeasurement date.

PRICEWATERHOUSECOOPERS
Moderator: Charlie Wheeler
Confirmation # 1034324

Code Sections 409A provide that if there’s a remeasurement date, you’re supposed to test whether the option is discounted; not by looking at the original grant date but by looking at the remeasurement date. Again applying the test, if the option has an exercise price below the fair market value of LAM stock on the remeasurement date, then the option is discounted. As a consequence of this remeasurement, some of (LAM’s) stock options were actually issued at a discount by comparison of the remeasurement grant date and are subject to 409A.
With this in mind, what are the tax consequences under 409A? Well, the tax consequences are rather adverse and apply specifically to the holder of the option. First is that an option, generally speaking, is taxable to you on the date you exercise it. It is not taxable to you on the date of grant or on the date of vesting but only on the date of exercise. That’s the benefit of a stock option.
Code Sections 409A take a major portion of this benefit away from you. Rather than being taxed on the date of exercise, you will now be taxed on a stock option subject to 409A on the date of vesting, not the date of exercise. This applies even if you do not exercise your option on that date. In addition to being taxable on that date of vesting and subject to regular California and federal income taxes, the gain that you have on that date will also be subject to an additional 20 percent federal penalty tax and an additional 20 percent California penalty tax. In addition to those penalty taxes, if you do not pay your taxes timely in the — by April 15th of the year after vesting, you will be subject to an additional penalty tax, as interest, at 1 percent over the underpayment for late payments of taxes.
Now, individuals who do not exercise their stock options on the date of vesting will be subject to taxation under 409A on the date of vesting and annually thereafter until your stock option is exercised. This means that if an option were to vest in 2008 and you do not exercise the stock option until 2010, you’ll be subject to taxation on that option in 2008, 2009 and, finally, 2010; the year in which you exercise.

PRICEWATERHOUSECOOPERS
Moderator: Charlie Wheeler
Confirmation # 1034324

How is this tax determined annually? Well, starting in the year of vesting, the spread is determined at the end of the year and the spread is simply equal to the fair market value of LAM stock over the exercise price. That’s the spread that’s subject to income tax and it’s also subject to the additional 20 percent California and federal penalty taxes. Please note that you are not being penalized simply on the discount at the time of grant; you’re being penalized on the full spread all the way up through the date of exercise annually from the date of vesting through the year of exercise. This means that the entire gain of your tax — of your stock options will be subject to these penalty taxes.
Now, one thing that’s important to note is that Code Section 409A became effective in 2004 and we will show you, on two slides, how to identify which of your options can be exempt from Code Section 409A because they vested before the effective date of 409A. But first, let’s give an illustration of the adverse personal tax consequences to you.
Here’s two comparative bar charts. On the left is for 409A-compliant options. Those are either options that were not issued at a discount or they were issued at a discount with the holder participating in this tender offer. As you can see on the left side, that taxation is on the date of exercise; the federal income payroll taxes are approximately 40 percent; the state income tax of approximately 9 percent, which provides the individual holder with an after-tax gain of 51 percent of the spread, taxed at exercise. And the right side is an individual who has a discounted option who fails to participate in this tender offer and is subject to 409A taxes.
Now, for that individual that, again, the federal tax, over the years, will be equal from the date of vesting to the date of exercise, will be equal to 40 percent of the spread. State income tax will be approximately 9 percent of the spread. But now we see that we’ve imposed a federal penalty tax of 20 percent on the spread and a California penalty tax of 20 percent on the spread, which

PRICEWATERHOUSECOOPERS
Moderator: Charlie Wheeler
Confirmation # 1034324

means that the individual has an after-tax gain of only 11 percent. That’s compared to 51 percent if the individual participated in the tender offer.
Now we noted that Code Sections 409A were enacted in 2004 and they became effective January 1, 2005. Because of that, some of your LAM discounted stock options, if you hold any, can actually be exempt from 409A, based on when they vested. This timeline shows you a simple methodology to identify which of your LAM discounted stock options are exempt from 409A because they vested prior to the effective date. It’s rather quite simple. That if your options were granted prior to 2005 and they vest prior to 2005, they’re exempt from 409A. If your options were granted prior to 2005 and vest after 2004 — so, beginning January 1, 2005 — then they’re subject to 409A. In this timeline we’ve illustrated that an individual has 1,500 LAM stock options that are issued at a discount; 1,000 vest prior to January 1, 2005; 500 vest in January 1, 2005 and after. Those 500 options are subject to 409A; the 1,000, which vest early, are not.
Now, for assumptions, let’s illustrate the tax liability; that the employee who is not an officer on the date of grant — why do we say that? Well, because an officer who is on the date of grant is not allowed to participate in this tender offer; so it’s essentially only employees who are not officers at grant are allowed to participate. And the individual we noted holds 1,500 LAM stock options; they were granted in February 2002 with an exercise price of $22. That was the stock price of LAM stock on the date of grant. It was later determined that the accounting measurement date for those options had to be redetermined when the stock price was $25, which resulted in a $3 discount. Because on the remeasurement date the exercise price is still $22 but the fair market value is $25, which means that these options were issued at a $3 discount and are therefore subject, potentially, to Code Section 409A. The options vest annually over three years. All the options were exercised in 2008 when the stock price was 40.
Now, what we’ve done, in the next illustration of the tax consequences, is we’ve followed this example through and we’ve identified, first, only those stock options that are subject to 409A.

PRICEWATERHOUSECOOPERS
Moderator: Charlie Wheeler
Confirmation # 1034324

And as we’ve noted, only 500 of the 1,500 discounted options are subject to 409A because they vest after 2004; that is, they vest beginning on January 1, 2005 and later. The spread per option is $18. That gives total taxable gain at 12/31/08 of $9,000; $18 times 500 options. And now we can see, of this $9,000, how much is paid in tax. Let’s just proceed down this because it’s simple just — an addition of all the different taxes.
First there’s federal income tax; assuming a rate of 35 percent. So that tax is $3,150. There’s California income tax of $837; Medicare tax of $130; and now we see the federal penalty tax of 20 percent of $1,800 — 20 percent times the 9,000 spread — and also the penalty tax of California of 20 percent — again, $1,800 for a total tax of $7,717. That shows that the individual who has the options with $9,000 of spread will actually pay $7,717 in tax, which is an effective tax rate of 85.7 percent.
Now we’d also like to note that that is the minimum tax rate because if the individual does not pay tax timely for the year in which the options begin to vest — if it only pays tax in later years — that individual will also be subject to an additional penalty for an underpayment of tax for late penalty payment; for late payment. The penalty will be 1 percent above the regular late-payment penalty interest rate. This means that an individual’s total tax rate could approach 100 percent of the spread and, actually, if the taxes are paid late, exceed 100 percent. Incredibly adverse tax consequences for a person with discounted options that are subject to Code Section 409A and are not fixed in this tender offer.
That is the reason that LAM is providing you with this tender offer; because the Internal Revenue Service has said that there will be a period of time during which stock options can be fixed to avoid these adverse tax consequences. Options must be fixed in 2008; they cannot be fixed after that. The options are fixed in a relatively simple manner. They’re fixed by simply eliminating the discount that existed on your LAM remeasurement date and the way that you do that is agree with LAM that you will increase your exercise price to the fair market value of LAM stock on your

PRICEWATERHOUSECOOPERS
Moderator: Charlie Wheeler
Confirmation # 1034324

remeasurement date. Recalling the illustration that we just provided to you with an exercise price of 22 and a fair market value, on a remeasurement date, of 25, you agree to increase your exercise price from $22 to $25; eliminating the discount on the remeasurement date.
Options held by individuals who are officers and directors on the date the option was granted may not amend their stock options. Options that have already been exercised may not be amended either.
Let’s look more specifically at the terms of the tender offer now that we understand, as background, the new Code Sections 409A; how it applies to discounted stock options; how your LAM stock options may have been discounted, based on a remeasurement date for financial accounting purposes; how you identify which of your options are exempt from 409A, even if they’re discounted, because they vested prior to 2005; and you’ve seen an illustration of the tax consequences that provide a very high effective tax rate on your stock options that are discounted, are subject to 409A and are not fixed.
This is the term of the tender offer. Again, the tender offer is voluntary. You have to elect to participate. Under the tender offer, as we’ve noted, you agree to increase your exercise price to the fair market value of your LAM stock on the accounting remeasurement date. Again, back for the illustration, that’s increasing the exercise price from $22 to $25; eliminating $3 of spread in the stock option. However, you will not actually lose that $3 of spread. In fact, LAM will provide to you a cash payment equal to the extent to which you increased your exercise price to fix your stock option multiplied by the number of options that you fix. Again with the illustration, if you increase your exercise price from $22 to $25 per option — that’s $3 — LAM will actually provide you with a cash payment of $3 for each option that you agree to fix.
Who is eligible for the offer? There are only certain employees of LAM who are eligible to participate in this tender offer. Let’s go down these criteria to see if you’re eligible.

PRICEWATERHOUSECOOPERS
Moderator: Charlie Wheeler
Confirmation # 1034324

You’re eligible to participate in this tender offer if you’re an employee of LAM who holds eligible options which were: one — granted to you under a LAM stock option plan. If that’s how you received your stock option — and generally speaking, it is — then so far you’re eligible and let’s go to the next condition. For that condition, that the option must have been granted with an original exercise price that was less than fair market value of LAM stock on the accounting remeasurement date. If you hold those options, then you have discounted options.
Furthermore, you can participate only if your discounted options were vested after 2004 and remained outstanding at the close of the tender offer; that’s really important. Because if your options vested prior to 2005 — that is, up through January 1 — December 31, 2004 — then your options are exempt from 409A even though they’re discounted. If your options vested in 2005 and later and they are not outstanding at the close of the tender offer — because you exercised them, they expired or otherwise — they’re not eligible for the tender offer. And the last condition is that for your options, you were not an officer or director on the date of grant.
Now it’s very important to note to you that if you exercise your 409A-tainted options — that is, option’s that are discount that are subject to 409A — before the close of the tender offer, they cannot be fixed. You will be personally responsible for the adverse tax consequences for the exercise of those options and those adverse tax consequences, or the penalties as we’ve illustrated, under Code Section 409A for both federal and California tax purposes.
Now, there are additional conditions that must be met even if you satisfy the four conditions on the prior page. You have to be a current employee of LAM research or it’s subsidiaries at the close of the tender offer. If you’ve been an employee in the past and are no longer an employee on the date of the tender offer, you may not participate. You must be subject to U.S. income taxation on your options. It’s important to note why that is. Because if you’re not a U.S. taxpayer you’re not subject to the 409A tax and therefore there’s no penalty for you to correct. And as

PRICEWATERHOUSECOOPERS
Moderator: Charlie Wheeler
Confirmation # 1034324

we’ve noted, you must not have been an officer or director for securities laws purposes on the date of the grant of the options to you.
As we described, if you voluntarily participate in this tender offer and you agree to increase your exercise price to fix your options and avoid 409A, LAM will provide you with a cash payment equal to the amount of discount that you forego by increasing your exercise price. That cash payment will be made to you in your first payroll of January 2009. LAM is required to delay this payment to you until 2009 because the IRS specifically says that you can fix your options by increasing the exercise price but only if you receive a cash payment in a year later than the year in which they’re fixed. So if you fix your options in 2008 by participating in a tender offer, you cannot receive a payment of the cash until January of 2009. The company will — is required to withhold all applicable federal, state, local and foreign income and employment taxes on that cash payment just like any other cash payment that LAM makes to you; subject to withholding.
The cash payment will not be grossed up to pay taxes but as we’ll see, that’s fair and appropriate. Why is that? Well, the cash payment is to make up for the spread that you have voluntarily foregone by participating in the tender offer and increasing your exercise price. That spread would have been taxed to you as ordinary income on the date of exercise that would have been taxed to you when you received the benefit of exercising and realizing the spread. Since the cash payment is to make up for that lost discount, you will be taxed on the cash payment on the date that you receive the benefit of it, which will be when you receive the cash payment. Therefore, you’re neutral on taxes with respect to this discount because you would have paid taxes on the discount later, when you exercised your option, but now you’re paying taxes on the cash payment to make up for the discount on the date that you receive the cash payment.
The next slide continues our illustration of the facts that we’re looking at to explain to you the tender offer and the cash payment; as previously noted, that the stock option had an exercise price of $22 and a fair market value of 25 on the remeasurement date. By participating in the

PRICEWATERHOUSECOOPERS
Moderator: Charlie Wheeler
Confirmation # 1034324

tender offer you agree to increase your exercise price from $22 to $25, the fair market value on the remeasurement date. That means that you have voluntarily given up $3 per option on the spread. LAM will make a cash payment to you of $3 times the 500 options that were subject to 409A, because they vested after 2004, which you’ve agreed to fix, for a total cash payment in 2009 of $1,500. So, you have now received $1,500, you’re taxed on that $1,500 on the date that you receive it in 2009 and you’ve cured your options so they will not be subject to the penalties of 409A for California and federal purposes.
As we’ve noted, this tender offer is voluntary. You have two choices. The first choice is to agree to participate in the offer, to increase the exercise price of your eligible option to eliminate the discount on the remeasurement date and receive a corresponding cash payment. That’s opportunity number one. Opportunity number two is do nothing. This choice is entirely up to you. However, if you do nothing your stock option is subject to 409A, will not be cured and you will be personally and solely responsible for the adverse tax consequences and vesting in later on those options through the date of exercise.
To voluntarily participate, your election must be received by LAM no later than Thursday, May 1, 2008 at 11:59 p.m. Eastern time. No elections will be accepted after this date and anyone who submits an election after that date will be deemed not to have participated in this tender offer and your options will not and cannot be fixed and you will there be subject — therefore be subject to 409A on your options.
How to participate in this tender offer. Well, as a bit more background, for securities laws purposes, LAM is required to provide you this opportunity by means of a formal tender offer. The full terms of this tender offer and the enrollment process are included in tender offer documentation. We encourage you to read this documentation completely and carefully. You can find the tender offer documentation on the Web site that’s shown on this slide. Again, the deadline to participate in the offer is Thursday, May 1, 2008 at 11:59 p.m. Eastern time. Late

PRICEWATERHOUSECOOPERS
Moderator: Charlie Wheeler
Confirmation # 1034324

submissions will not be accepted and we want you to particularly note that this is based on Eastern time and not any other time zone.
Instructions for logging into the Web site, as well as a link to the Web site, were provided to you in an email that you have received.
What must I do on my tax return if I accept the offer? Nothing. If you accept the offer and participate in this tender offer, your options will be fixed and there’s nothing required for you to do. If you receive a cash payment, the payment will be included in taxes for you in 2009, will be reported for you on your 2009 W2 as additional cash compensation and you’ll include those cash payments on your 2009 Form 1040 where you report that additional cash payment for federal, California, other state and local tax purposes.
What if you don’t accept the tender offer? If you do not accept the tender offer, because you either voluntarily decide not to participate or because you submit the tender offer acceptance late, your options will not be fixed. You will be subject to income tax and additional 409A tax annually until the options are exercised or canceled. We’ll provide you with an example that you can see on the next several pages. Again, the additional taxes are a 20 percent federal tax on the spread; an additional 20 percent California tax on the spread; an additional penalty if you fail to pay your taxes in a timely manner. As we’ve noted, all of these taxes can approach 100 percent of your spread and, under certain circumstances, may actually exceed 100 percent of the spread if your payment is significantly late.
Under IRS rules, tax liability associated with your vesting that took place prior to 2009 will be reported, by LAM, on your 2009 W2.
The next slide shows the tax consequences of not participating in the tender offer and this continues our illustration from before where the center column shows the taxes we discussed at

PRICEWATERHOUSECOOPERS
Moderator: Charlie Wheeler
Confirmation # 1034324

12/31/2008; again, 500 options subject to 409A. These options are not cured. The spread is $18 for a total spread of $9,000 and (we see then), the total taxes that come out of this, of $7,717, which is income tax for California and federal purposes; Medicare tax; the federal 409A 20 percent penalty tax; the California 20 percent penalty tax.
Now, assume that this individual does not participate in the tender offer and the option is not exercised by the end of 2009 and is still outstanding at the end of 2009. As we’ve noted, the option is taxed annually until the date of exercise. The option is taxed annually on any increase in spread over the prior years. This illustration shows that, for 2009, the price of LAM stock has increased by $10, from $40 to $50. Of those 500 options then, the total additional spread is $5,000. All the taxes are imposed on that additional $5,000. Now, for this year we have a tax of $4,288; again, a tax at a rate of 85.7 percent, and this does not include a potential increased tax rate if you’re late paying your taxes and you have the additional penalty, for underpayment, of 1 percent above the regular underpayment interest rate.
If you have any questions, they can be emailed to LAM at the address shown on this slide. PricewaterhouseCoopers’s professionals will address tax questions with you, related to the tender offer and section 409A only. Again, as we’ve noted before, that these questions will be general and educational in nature and, as a consequence, while we encourage you to call we also strongly encourage you to consult with your professional tax and other advisors. Other questions outside of the questions that can be addressed to PwC, as the tax questions relating to the tender offer and 409A, will be directed to the stock plan administrator for LAM as appropriate.
And again, to conclude this tender offer, there’s an announcement that the Internal Revenue Service requires us to present to you, which is that this presentation and the underlying documents were not intended or written to be used and they cannot be used for the purpose of avoiding U.S. federal, state or local tax penalties.

PRICEWATERHOUSECOOPERS
Moderator: Charlie Wheeler
Confirmation # 1034324

We truly appreciate your attendance at this Webcast and we look forward to responding to any questions that you might have and thank you for your time and attendance.
END